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                                                                    EXHIBIT 8.1


                               December 28, 2001


Advantica Restaurant Group, Inc.
Denny's Holdings, Inc.
203 East Main Street
Spartanburg, South Carolina 29319

         Re:      Registration Statement on Form S-4 (File No. 333-72658)

Ladies and Gentlemen:


         We have acted as counsel to Advantica Restaurant Group, Inc., a Delaware corporation ("Advantica") and Denny's Holdings, Inc., a New York corporation ("Denny's Holdings"), in connection with the proposed offer (the "Exchange Offer") to exchange up to $265,000,000 aggregate principal amount of Advantica's outstanding 11 1/4% Senior Notes due 2008 (the "Old Notes"), for up to $204,050,000 aggregate principal amount of 12 3/4% Senior Notes due 2007 to be issued by Advantica and Denny's Holdings (the "New Notes"), pursuant to a Registration Statement on Form S-4 (File No. 333-72658) (as amended or supplemented, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


         You have requested our opinion as to the material United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have examined and relied upon the Registration Statement and such other documents as we deemed necessary.


         Based upon and subject to the foregoing, we are of the opinion that the exchange of Old Notes for New Notes pursuant to the Exchange Offer should qualify as a tax-free recapitalization if the Old Notes and the New Notes constitute securities for United States federal income tax purposes, and that the discussion in the Registration Statement under the heading "United States Federal Income Tax Considerations" sets forth our opinion concerning the material United States federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the Exchange Offer.


         The opinion set forth above is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time, possibly with retroactive effect. We assume no obligation to revise or supplement this opinion in the event of any change in existing statutory, regulatory, or judicial authority. No tax ruling has been sought from the Internal Revenue Service ("IRS") with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion.


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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm in the section entitled "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             Alston & Bird LLP


                                             By: /s/ Philip C. Cook
                                                ---------------------------
                                                  Philip C. Cook
                                                  A Partner


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